ADMINISTRATION AGREEMENT

THIS AGREEMENT is made as of August 19, 2015, by and between ULTIMUS MANAGERS TRUST (the “Trust”), an Ohio business trust having its principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, and ULTIMUS FUND SOLUTIONS, LLC (“Ultimus”), a limited liability company organized under the laws of the State of Ohio and having its principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246.

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires that Ultimus provide certain administrative services for each series of the Trust, listed on Schedule A attached hereto and made part of this Agreement, as such Schedule A may be amended from time to time (individually referred to herein as a “Fund” and collectively as the “Funds”); and

WHEREAS, Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	RETENTION OF ULTIMUS.

The Trust hereby retains Ultimus to act as the administrator of the Trust on behalf of each Fund listed on Schedule A and to furnish the Trust, on behalf of each such Fund, with the services as set forth below.  Ultimus hereby accepts such employment to perform such duties.

Ultimus shall provide the Trust with regulatory reporting services; shall provide all necessary office space, equipment, personnel and facilities for handling the affairs of the Trust; and shall provide such other services as the Trust may request that Ultimus perform consistent with its obligations under this Agreement.  Without limiting the generality of the foregoing, Ultimus shall:

(a)	calculate Trust expenses and administer all disbursements for the Trust, and as appropriate compute the Trust’s yields, total return, expense ratios and portfolio turnover rate;

(b)	prepare, in consultation with Trust counsel, and supervise the filing of annual updates to prospectuses, statements of additional information and registration statements;

(c)	prepare such reports, notice filing forms and other documents (including reports regarding the sale and redemption of shares of the Trust as may be required in order to comply with federal and state securities law) as may be necessary or desirable to make notice filings relating to the Trust’s shares with state securities authorities, monitor the sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities compliance filings as may be necessary or convenient to enable the Trust to make a continuous offering of its shares;

(d)	develop and prepare, with the assistance of the Trust’s investment adviser(s), communications to shareholders, including the annual and semiannual reports to shareholders, coordinate the mailing of prospectuses, notices and other reports to Trust shareholders;

(e)	administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser(s), distributor, custodian, transfer agent and fund accountant;

(f)	calculate performance data of the Trust;

(g)	assist the Trust’s independent public accountants with the preparation and filing of the Trust’s tax returns, and prepare and mail annual Form 1099, Form W-2P and Form 5498 to appropriate shareholders, with a copy to the Internal Revenue Service;

(h)	provide individuals reasonably acceptable to the Trust’s Trustees to serve as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined by the Trustees;

(i)	advise the Trust and its Trustees on matters concerning the Trust and its affairs including making recommendations regarding dividends and distributions;

(j)	coordinate the acquisition of and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of the 1940 Act and as such bonds and policies are approved by the Trustees;

(k)	monitor and advise the Trust and its Funds on their registered investment company status under the Internal Revenue Code of 1986;

(l)	assist the Trust, each Fund’s investment adviser(s) and the Trust’s Chief Compliance Officer in monitoring the Trust and its Funds for compliance with applicable limitations as imposed by the 1940 Act and the rules and regulations thereunder or set forth in the Trust’s or any Fund’s then current Prospectus or Statement of Additional Information;

(m)	coordinate meetings of and prepare materials for the quarterly meetings of the Trustees;

(n)	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that all necessary information is made available to, the Trust’s independent public accountants in connection with the preparation of any audit or report requested by the Trust;

(o)	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that the necessary information is made available to the Securities and Exchange Commission (the “SEC”) or any other regulatory authority in connection with any regulatory audit of the Trust or any Fund;

(p)	perform all reasonable and customary administrative services and functions of the Trust to the extent such administrative services and functions are not provided to the Trust by other agents of the Trust;

(q)	prepare and file with the SEC (i) the reports for the Trust on Forms N-CSR, N-Q and N-SAR, (ii) Form N-PX, and (iii) all required notices pursuant to Rule 24f-2 under the 1940 Act; and

(r)	furnish advice and recommendations with respect to other aspects of the business and affairs of the Trust as the Trust and Ultimus shall determine desirable.

2.	SUBCONTRACTING.

Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Ultimus shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

3.	ALLOCATION OF CHARGES AND EXPENSES.

Ultimus shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement.  Ultimus shall also pay all compensation, if any, of officers of the Trust who are affiliated persons of Ultimus, except when such person is serving as the Trust’s chief compliance officer.

The Trust, on behalf of each Fund, assumes and shall pay or cause to be paid all other expenses of the Trust or a Fund not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy statements and related materials, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration and/or qualification of the shares under federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of Ultimus or the investment adviser(s) to the Trust, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

4.	COMPENSATION OF ULTIMUS.

For the services to be rendered, the facilities furnished and the expenses assumed by Ultimus pursuant to this Agreement, the Trust , on behalf of each Fund, shall pay to Ultimus compensation at an annual rate specified in Schedule B attached hereto, as such Schedule may be amended from time to time.  Such compensation shall be calculated and accrued daily, and paid to Ultimus monthly.  The Trust shall also reimburse Ultimus for its reasonable out-of-pocket expenses, including but not limited to the travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Trust’s Board of Trustees (the “Board”).

If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Ultimus’ compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.  Payment of Ultimus’ compensation for the preceding month shall be made promptly.

5.	EFFECTIVE DATE.

This Agreement shall become effective as of the date first written above with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the “Effective Date”).

6.	TERM OF THIS AGREEMENT.

The term of this Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for a period of two years from the date first written above.  Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods.

This Agreement may be terminated with respect to any Fund without penalty for “cause” (as defined herein) upon the provision of thirty (30) days’ advance written notice by the party alleging cause.  After the initial two-year term, this Agreement may also be terminated with respect to any Fund without penalty by provision of sixty (60) days’ written notice.

For purposes of this Agreement, “cause” shall mean: (i) a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party, (ii) a series of negligent acts or omissions or breaches of this Agreement which, in the aggregate, constitute in the reasonable judgment of the Trust, a serious failure to perform satisfactorily Ultimus’ obligations hereunder; (iii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors.

Notwithstanding the foregoing, after such termination for so long as Ultimus, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect.  Compensation due Ultimus and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination.  Following any such termination, Ultimus agrees to cooperate with any reasonable request of the Trust to effect a prompt transition to a new administrative service provider selected by the Trust.  Ultimus shall be entitled to collect from the Trust, in addition to the compensation described in Schedule B, the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust’s property, records, instruments and documents.

7.	STANDARD OF CARE.

The duties of Ultimus shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Ultimus hereunder.  Ultimus shall use its best efforts in the performance of its duties hereunder and act in good faith in performing the services provided for under this Agreement.  Ultimus shall be liable for any damages arising directly or indirectly out of Ultimus’ failure to perform its duties under this Agreement to the extent such damages arise directly or indirectly out of Ultimus’ willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.  (As used in this Section 7, the term “Ultimus” shall include directors, officers, employees and other agents of Ultimus as well as Ultimus itself.)

Without limiting the generality of the foregoing or any other provision of this Agreement, (i) Ultimus shall not be liable for losses beyond its reasonable control, provided that Ultimus has acted in accordance with the standard of care set forth above; and (ii) Ultimus shall not be liable for the validity or invalidity or authority or lack thereof of any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust or any Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes).

Ultimus may apply to the Trust at any time for instructions and may consult with counsel for the Trust or a Fund, counsel for  the Trust’s independent Trustees, or its own counsel and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties hereunder, and Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants or other experts qualified to render such opinion.

8.	INDEMNIFICATION OF TRUST.

Ultimus agrees to indemnify and hold harmless the Trust, and each person who has been, is or may hereafter be a Trustee or officer of the Trust, from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, “Losses”) arising directly or indirectly out of the failure of Ultimus, or its directors, officers or employees, to exercise the standard of care set forth with respect to its services under this Agreement; provided, however that Ultimus shall have no obligation to indemnify or reimburse the Trust or any Fund under this Section 8 to the extent that the Trust or Fund is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.

The Trust or a Fund shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of the Trust’s or the Fund’s own willful misfeasance, bad faith or gross negligence.  The provisions of this paragraph 8 shall survive termination of this Agreement.

9.	INDEMNIFICATION OF ULTIMUS.

The Trust, on behalf of each Fund, agrees to indemnify and hold harmless Ultimus from and against any and all Losses arising directly or indirectly out of any action or omission to act which Ultimus takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Trust or any Fund, (ii) upon any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust or any Fund (other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes) or (iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder; provided, however that the Trust shall have no obligation to indemnify or reimburse Ultimus under this Section 9 to the extent that Ultimus is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.

Ultimus shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Ultimus’ own willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this Section 9, the term “Ultimus” shall include directors, officers, employees and other agents of Ultimus as well as Ultimus itself.)  The provisions of this paragraph 9 shall survive termination of this Agreement.

10.	RECORD RETENTION AND CONFIDENTIALITY.

Ultimus shall keep and maintain on behalf of the Trust all books and records which the Trust and Ultimus is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder.  Ultimus further agrees that all such books and records shall be the property of the Trust, and agrees to surrender the records of the Trust upon request, and to make such books and records available for inspection by the Trust or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.  If Ultimus is requested or required to disclose any confidential information supplied to it by the Trust, Ultimus shall, unless prohibited by law, promptly notify the Trust of such request(s) so that the Trust may seek an appropriate protective order.

Nonpublic personal shareholder information shall remain the sole property of the Trust.  Such information shall not be disclosed or used for any purpose except in connection with the performance of the duties and responsibilities described herein or as required or permitted by law.  The provisions of this Section shall survive the termination of this Agreement.  The parties agree to comply with any and all regulations promulgated by the SEC or other applicable laws regarding the confidentiality of shareholder information.

11.	FORCE MAJEURE.

Ultimus assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control, including acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

12.	RIGHTS OF OWNERSHIP; RETURN OF RECORDS.

All records and other data except computer programs and procedures developed to perform services required to be provided by Ultimus are the exclusive property of the Trust and all such records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.  Ultimus may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain Ultimus’ files, records and documents created and maintained by Ultimus pursuant to this Agreement which are no longer needed by Ultimus in the performance of its services or for its legal protection.  If not so turned over to the Trust, such documents and records will be retained by Ultimus for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

13.	REPRESENTATIONS OF THE TRUST.

The Trust certifies to Ultimus that:  (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust and Ultimus, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

14.	REPRESENTATIONS OF ULTIMUS.

Ultimus represents and warrants that:  (1) it will maintain a disaster recovery plan and procedures including provisions for emergency use of electronic data processing equipment, which is reasonable in light of the services to be provided, and it will, at no additional expense to the Trust, take reasonable steps to minimize service interruptions (Ultimus shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided it maintains such plans and procedures); (2) this Agreement has been duly authorized by Ultimus and, when executed and delivered by Ultimus and the Trust, will constitute a legal, valid and binding obligation of Ultimus, enforceable against Ultimus in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (3) it is duly registered with the appropriate regulatory agency as a transfer agent and such registration will remain in full force and effect for the duration of this Agreement; and (4) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

15.	INSURANCE.

Ultimus agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary for the services provided hereunder.  Upon request, Ultimus shall furnish the Trust with pertinent information concerning the professional liability insurance coverage that it maintains.  Such information shall include the identity of the insurance carrier(s), coverage levels and deductible amounts.  Ultimus shall notify the Trust should any of its insurance coverage be canceled or reduced.  Such notification shall include the date of change and the reasons therefor.  Ultimus shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Ultimus under its insurance coverage.

16.	INFORMATION TO BE FURNISHED BY THE TRUST.

The Trust has furnished to Ultimus the following:

(a)	Copies of the Agreement and Declaration of Trust (the “Declaration of Trust”) and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

(b)	Copies of the following documents:

(1)	The Trust’s Bylaws and any amendments thereto; and

(2)	Certified copies of resolutions of the Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Ultimus thereunder.

(c)	A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters.

(d)	Copies of the Prospectus and Statement of Additional Information for each Fund.

17.	AMENDMENTS TO AGREEMENT.

This Agreement or any term thereof, may be changed or waived only by written amendment signed by the party against whom enforcement of such change or waiver is sought.

For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure which has been approved by the Trust does not conflict with or violate any requirements of its Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

18.	COMPLIANCE WITH LAW.

Except for the obligations of Ultimus otherwise set forth herein, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction.  The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

19.	NOTICES.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Trust, at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attn: David R. Carson; and if to Ultimus, at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attn: Robert G. Dorsey; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

20.	ASSIGNMENT.

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party; provided however, that the terms and provisions of this Agreement shall become automatically applicable to any investment company which is the successor to the Trust as a result of reorganization, recapitalization or change of domicile, unless the contract has otherwise been terminated in accordance with Paragraph 6 of this Agreement, and that Ultimus may, to the extent permitted by law, in its sole discretion and upon prior notice to the Trust, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

21.	GOVERNING LAW.

This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act.  To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

22.	LIMITATION OF LIABILITY.

A copy of the Trust’s Declaration of Trust is on file with the Secretary of the State of Ohio, and notice is hereby given that this instrument is executed on behalf of the Trust and not the Trustees individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and Ultimus shall look only to the assets of the Trust (or the particular Fund) for the satisfaction of such obligations.  Not in limitation of the foregoing, to the extent that Ultimus is engaged to provide services hereunder attributable only to a particular Fund or group of Funds, Ultimus shall look only to the assets of that particular Fund or Funds, as applicable, to satisfy any liability arising in connection therewith, and no other Fund shall incur any liability or obligation in connection therewith.

23.	MULTIPLE ORIGINALS.

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

ULTIMUS MANAGERS TRUST

By:	/s/ David R. Carson
David R. Carson
Its:	President

ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Robert G. Dorsey
Robert G. Dorsey
Its:	President

SCHEDULE A
Dated August 19, 2015

TO THE ADMINISTRATION AGREEMENT BETWEEN
ULTIMUS MANAGERS TRUST
AND
ULTIMUS FUND SOLUTIONS, LLC

FUND PORTFOLIOS

Alambic Small Cap Value Plus Fund

SCHEDULE B
Dated August 19, 2015

TO THE ADMINISTRATION AGREEMENT BETWEEN
ULTIMUS MANAGERS TRUST
AND
ULTIMUS FUND SOLUTIONS, LLC

FEES AND EXPENSES

FEES:

Pursuant to Section 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Trust will pay Ultimus on the first business day after the end of each month, or at such time(s) as Ultimus shall request and the parties hereto agree, a fee computed with respect to each Fund as follows:

Average Daily Net Assets	Administration Fee
Up to $100 million	0.100%
$100 million to $250 million	0.075%
In excess of $250 million	0.050%

The fee will be subject to a monthly minimum of $2,500 with respect to each Fund.

The above monthly minimum fee will be discounted during the first year to $2,000 and during the second year to $2,250 with respect to each Fund.

OUT-OF-POCKET EXPENSES:

In addition to the above fees, the Trust will reimburse Ultimus for certain out-of-pocket expenses incurred on the Fund’s behalf, including but not limited to, travel expenses to attend Board meetings and any other expenses approved by the Trust (or, with respect to a Fund, its investment adviser).  The Trust will be responsible for its normal operating expenses, such as federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Trust’s public documents, and fees and expenses of the Trust’s other vendors and providers.